I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13  or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2015

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street

Aurora, Illinois  60507

(Address of principal executive offices) (Zip code)

(630) 892-0202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

As previously disclosed, on March 16, 2015, James Schmitz notified the board of directors (the “Board”) of Old Second Bancorp, Inc. (the “Company”), that he would not stand for re-election at the Company’s 2015 annual meeting of shareholders.  On April 9, 2015, in connection with Mr. Schmitz’s decision not to stand for re-election, the Board determined that it was in the best interests of the Company to conduct a limited restructuring of the Board to ensure that all classes of directors remain balanced following the 2015 annual meeting of shareholders.

Consequently, the Board appointed Barry Finn, an incumbent director whose term expires in 2017, to fill Mr. Schmitz’s seat on the Board and that Mr. Finn shall stand for election at the Company’s 2015 annual meeting of shareholders in lieu of Mr. Schmitz.  Mr. Finn consented to this appointment and, on April 9, 2015, resigned his current position on the Board.  To complete this restructuring, the Board also decreased the size of the Board from eleven to ten directors.  Each of Mr. Finn’s appointment, his resignation and the decrease in the size of the Board from eleven to ten directors will be effective immediately prior to the start of the Company’s 2015 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: April 14, 2015	By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Executive Vice President
and Chief Financial Officer